Exhibit 99.1

Cirrus Logic Announces Preliminary Q4 Revenue Increases 87 Percent Year Over Year to Approximately $206.9M

Company to Record a Net Inventory Reserve of $23.3 Million in Q4

AUSTIN, Texas--(BUSINESS WIRE)--April 16, 2013--Cirrus Logic Inc. (Nasdaq: CRUS) today announced preliminary net revenue of approximately $206.9 million, based on unaudited financial results for the fourth quarter, which ended March 30, 2013. The company also announced that it will record a total net inventory reserve of $23.3 million of which approximately $20.7 million is due to a decreased forecast for a high volume product as the customer migrates to one of Cirrus Logic’s newer components. The $20.7 million inventory reserve is expected to result in a decrease in gross margin for the quarter of slightly more than 10 percent to approximately 40.4 percent, below the company’s previous guidance range of 50 to 52 percent. Additionally, combined R&D and SG&A expenses are expected to be approximately $50 million, which includes roughly $6 million of stock based compensation and other charges.

The company expects margins to return to the 50 to 52 percent range on revenue of $150 to $170 million in the first fiscal quarter. R&D and SG&A expense for the June quarter is anticipated to be $51 million to $55 million, which includes approximately $6 million of stock based compensation.

“FY13 was an outstanding year for Cirrus Logic. While it is unfortunate to close the year with a significant inventory reserve, this should not overshadow the significant progress the company has made throughout this past fiscal year,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “We continue to be aligned with the very best customers in the markets we serve and our team is hard at work on development activities that will position us to capitalize on exciting opportunities in the future.”

The company will post its fourth quarter and full fiscal 2013 year financial results and business outlook on the investor relations area of its website at http://investor.cirrus.com on Thursday, April 25, at approximately 4 p.m. EDT.

Cirrus Logic will host a live Q&A webcast session on the investor relations website at 5 p.m. EDT that same day to answer questions related to its financial results and business outlook. Shareholders who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

A replay of the Q&A session will be available on the website listed above beginning approximately two hours following the completion of the webcast, or by dialing (404) 537-3406, or toll free at (855) 859-2056 (Access Code: 32769785).

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release reflect the company’s preliminary estimates for the fourth quarter of fiscal year 2013, and are subject to our fourth quarter review process. This release also contains other forward-looking statements, including our expected revenues, gross margin, and total R&D and SG&A operating expenses for the first quarter of fiscal year 2014. In some cases, forward-looking statements are identified by words such as "expect," "anticipate," "target," "project," "believe," "goals," "opportunity," "estimates," and "intend," variations of these types of words and similar expressions are intended to identify these forward-looking statements. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the level of orders and shipments during the first quarter of fiscal year 2014, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; our ability to introduce and ramp production of new products in a timely manner; and the risk factors listed in our Form 10-K for the year ended March 31, 2012, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com